VARIABLE INSURANCE PORTFOLIO ADMINISTRATIVE FEE AGREEMENT

THIS    VARIABLE    INSURANCE    PORTFOLIO    ADMINISTRATIVE    FEE
AGREEMENT (“Agreement”) is entered into as of May 1, 2024 ("Effective Date") by and among T. Rowe Price Services, Inc. ("Price Services") Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey and The Prudential Insurance Company of America (each a “Company” and collectively, the "Companies").

WHEREAS, T. Rowe Price Investment Services, Inc. (the “Underwriter”) and certain of the Companies have entered into one or more participation agreements: (1) Participation Agreement with Pruco Life Insurance Company dated July 8, 1996, (2) Participation Agreement with Pruco Life Insurance Company of New Jersey dated February 14, 1997, (3) Participation Agreement with The Prudential Insurance Company of America dated January 30, 1996, (4) Participation Agreement with The Prudential Insurance Company of America dated March 1, 1997 and (5) Participation Agreement with The Prudential Insurance Company of America dated April 25, 1997 (each a “Participation Agreement” and collectively, the “Participation Agreements”), as amended, in order to facilitate investments in certain T. Rowe Price VIP funds (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Portfolios are Maryland corporations registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “‘40 Act”) as open-end investment management companies and serve as funding vehicles for the Company’s variable annuity and/or variable life contracts (“Contracts”), and, as such, sells its shares to insurance companies and their separate accounts (“Separate Accounts”);

WHEREAS, Pruco Life Insurance Company is an Arizona insurance company and Pruco Life Insurance Company of New Jersey and the Prudential Insurance Company of America are New Jersey insurance companies which issue Contracts supported by certain Separate Accounts which are registered with the SEC as a unit investment trust under the ‘40 Act or are not registered with proper reliance on an exemption from the ‘40 Act;

WHEREAS, the Company performs Contract holder accounting, recordkeeping and other administrative services with respect to the accounts maintained by Company and its subsidiaries for the benefit of the Contracts and underlying accounts held by Contract owners as further described in Section 1 below (“Administrative Services”);

WHEREAS, the Portfolios have instituted a program ("Program") whereby they may, in their discretion, pay the Company a fee to compensate the Company for certain expenses incurred as a result of providing such Administrative Services to the Contract holders, provided the Company meets the criteria set forth below;

WHEREAS, Price Services has the authority to enter into this Agreement on behalf of the Portfolios and will calculate and distribute the payment owed to the Company on behalf of the Portfolios; and

WHEREAS, the parties believe they would benefit from participating in the Program. NOW, THEREFORE, it is agreed as follows:
1.Administrative Services. The Company agrees to provide, and incur all expenses incident to providing, Administrative Services with respect to investment in the Portfolios by the Separate Account. The Company agrees to promptly notify Price Services in writing if it or its agent ceases to perform any of the Administrative Services described in this Section 1. It is anticipated that such services will include but shall not be limited to:

a.Transmission of purchase and redemption orders to Price Services;

b.Maintenance of separate records for each Contract owner reflecting shares purchased and redeemed (including the date and share price for all transactions) and share balances;

c.Mailing of shareholder confirmations and periodic statements to Contract owners as required by applicable law;

d.Processing dividend payments;

e.Telephonic support to respond to questions regarding services including, but not limited to, responding to inquiries of Contract owners regarding, among other things, share price, account balances, dividend options, dividend amounts, and dividend payment dates;

f.Provision of applicable tax-reporting and withholding pursuant to the Internal Revenue Code of 1986, as amended;

g.Compliance with the Bank Secrecy Act, USA PATRIOT Act (including rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self- regulatory organization), as required by applicable law, as well as economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”); and

h.Provision of other Administrative Services as shall be mutually agreed upon from time to time by the parties.

2.Payment for Administrative Services. In consideration of the Company providing the services outlined in Section 1 of this Agreement, Price Services, on behalf of each Portfolio and/or class of shares identified in the Portfolio’s Statement of Additional Information

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as having adopted the Program, with respect solely to the investment in such Portfolio by the Company, shall pay the Company on a monthly basis the fee set forth on Schedule A of this Agreement ("AFP Payment"); provided, however:

a.The Company agrees to promptly notify Price Services of any changes in account information that may impact Payment, including but not limited to: new accounts, change in account registration, or addition of new accounts due to a merger, acquisition or other corporate action. Payment under this Agreement will not begin until Price Services is notified. Price Services reserves the right to terminate AFP Payment until such notification has been received;

b.AFP Payments will begin the calendar month in which Price Services receives the fully-executed Agreement; and
c.At the request of Price Services, the Company shall provide written certification that it continues to perform the Administrative Services listed in Section 1.

3.Nature of Payments. The AFP Payments described under Section 2 are the responsibility of the applicable Portfolio, not Price Services or any of its affiliates. Unless otherwise stipulated, AFP Payment shall be made to the Company. The Company must notify Price Services if the Company hires a service provider that will receive payment on Company’s behalf.

4.Representations and Warranties of Price Services.
Price Services represents and warrants to the Company that:

a.It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland.

b.It is authorized to enter into this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Portfolios.

c.It agrees to notify the Company promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

5.Representation, Warranties and Covenants of Company.
Company represents, warrants and covenants to Price Services that:

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a.The Companies are duly organized, existing in good standing under the laws of the states as follows: Pruco Life Insurance Company – Arizona; Pruco Life Insurance Company of New Jersey and The Prudential Insurance

Company of America – New Jersey.
b.It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Company.
c.It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.
d.It has the necessary facilities, equipment and qualified personnel to perform, and will perform, its duties and obligations hereunder in accordance with
(i) the terms of this Agreement, in a businesslike and competent manner,
(ii) all laws, rules and regulations, and (iii) the Portfolios’ prospectuses and SAIs.

e.In case of any requests or demands for the inspection of records of a Portfolio by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Price Services in writing as to such inspection prior to turning over such records, unless prohibited by law.

f.It recognizes and agrees that each Portfolio’s AFP Payment to the Company under this Agreement represents compensation for Administrative Services only and does not constitute payment in any manner for investment advisory services or for costs of distribution of the Portfolio’s shares.

g.It warrants that the AFP Payment described in Section 2 shall be in addition to and not duplicative of any fees received for other services performed by Company for any T. Rowe Price Portfolios offered by Company.

h.It will disclose to Contract owners the fee arrangements provided for in this Agreement, as required by applicable laws.

i.It agrees to notify Price Services promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement or it ceases to perform the Services with respect to any Contract invested in a Portfolio for which the Company is being paid the AFP Payment.

j.To the best of its knowledge and belief, the Company may legally receive the AFP Payment contemplated by the Agreement and its acceptance of the AFP Payment is in accordance with all applicable rules and regulations, including the Employee Retirement Income Security Act of 1974

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(“ERISA”) and the Internal Revenue Code. The Company represents and warrants that: (a) its receipt of compensation pursuant to the Agreement will not constitute a non-exempt “prohibited transaction” within the meaning of ERISA § 406 and IRC § 4975; and (b) receipt of such compensation has been fully disclosed as required under ERISA and all applicable laws, rules and regulations.

6.Liability and Indemnification.

a.Price Services shall indemnify, defend and protect Company, its employees, officers and directors, and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur (“Losses”) arising out of or from: (i) any material breach by Price Services of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any actions of Price Services in connection with the performance of the Services to the extent such actions constitute willful misfeasance, bad faith or negligence by Price Services; provided, Company has not acted with bad faith, willful misfeasance or negligence.

b.Company shall indemnify, defend and protect Price Services, its employees, officers, directors, each Portfolio, each Portfolio's officers and directors/trustees, and their respective affiliates free and harmless from and against any and all Losses arising out of or from (i) any material breach by Company of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any actions of Company in connection with the performance of the Administrative Services to the extent such actions constitute willful misfeasance, bad faith or negligence by Company; provided, Price Services has not acted with bad faith, willful misfeasance or negligence.

In order that the indemnification provisions contained herein shall apply, upon the assertion of a Loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of Loss and shall keep the other party advised with respect to all developments concerning such Loss. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such Loss. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

7.Standard of Care. The Company shall exercise the degree of care, skill, prudence, and diligence under the circumstances that a reasonable and prudent person acting in like capacity would use in providing the services described in, and in performing its duties and obligations under, this Agreement. Subject to the terms herein, the Company shall be liable for damages

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incurred by Price Services resulting from the Company’s negligence, bad faith, reckless disregard or willful misconduct in its performance of its duties hereunder.

8.Security. The Company represents and warrants that it has implemented procedures and systems reasonably designed to safeguard from loss or damage due to theft, fire or otherwise its records, data, equipment, facilities and property used in performance of its services hereunder. It will at all times maintain adequate and customary insurance to conduct its business as well as business continuity and disaster recovery and IT/cyber security procedures.

9.Term. This Agreement shall remain in full force and effect until either party provides the other with 30 days written notice of its intent not to continue the Agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company’s investments in the Portfolios. The Portfolios reserve the right to decrease the Payment made by any Portfolio with 30 days written notice to the Company.

10.Confidentiality. Price Services and Company agree that all non-public books, records, information and data pertaining to the business of the other or the Plans/Participants that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except as may be required by law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body of competent jurisdiction.

11.Agreement. In the event of any inconsistency between this Agreement and any other written or oral agreement between the Company and Price Services or any of its affiliates, the terms and conditions of this Agreement will govern. For the avoidance of doubt this Agreement terminates the Letter Agreement between T. Rowe Price Associates, Inc. and Company dated January 26, 1999, provided; however, that any Distribution Services Agreement, or other agreement governing the payment of a Portfolios’ 12b-1 fees, as applicable, between Company and Underwriter originally intended to supplement the Letter Agreement, will now be read to supplement this Agreement, as appropriate. Notwithstanding anything to the contrary in this Agreement, all purchases and sales of Portfolios are subject to the terms of the Portfolio's prospectus. This Agreement may not be assigned by any party without the prior written consent of the other parties. Schedule A constitutes a part of this Agreement.

12.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland.

13.Notice. Notices hereunder shall be in writing or e-mail and shall be addressed to a party either at its address below or at a changed address specified by it in a notice to the other party hereto.
Company:
Prudential Life Insurance Company of America 213 Washington Street

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Newark, NJ 07102
Email: prulifeprospectusdb@prudential.com

Price Services:
T. Rowe Price Services, Inc. 4515 Painters Mill Road Owings Mills, Maryland 21117 Attn: Legal Department
Email: afp@troweprice.com

14.Portfolios. The term "Portfolio" as defined in this Agreement includes only those Portfolios offered by the Company. The obligations of each Portfolio are several and not joint; no Portfolio is responsible for the obligations of any other Portfolio.

15.Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

16.Survival. The provisions of Section 6 and Section 10 shall survive the termination of this Agreement.

17.Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original, but all counterparts, when taken together, shall constitute one and the same agreement. Each party may execute this Agreement by applying an electronic signature using DocuSign or any other electronic signature method and acknowledges, agrees, and confirms that the use of such an electronic signature program shall result in a reliable and valid delivery of such party’s signature to this supplement and each party agrees that it will not challenge the validity of this Agreement based solely upon the use of an electronic signature.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY

By: /s/ lee hathaway
Name: lee hathaway
Title: Vice President - Product Strategy
Date: 4/5/2024

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PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: /s/ lee hathaway
Name: lee hathaway
Title: Vice President - Product Strategy
Date: 4/5/2024

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ lee hathaway
Name: lee hathaway
Title: Vice President - Product Strategy
Date: 4/5/2024

T. ROWE PRICE SERVICES, INC.

By: /s/ William Presley
Name: William Presley
Title: Vice President
Date: 04/04/2024

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SCHEDULE A

1.In consideration of the Administrative Services to be provided by the Company, Price Services, on behalf of each Portfolio, shall make monthly AFP Payments to the Company at an annualized rate of up to 0.15% of the average daily net asset value of all the Company’s aggregate investments in the Portfolios maintained in omnibus accounts.

2.AFP Payment amounts will be calculated based on the average daily net asset value of shares of the Portfolios held by the Company during each month. To calculate this AFP Payment, the Company's aggregate investment in the Portfolios (net asset value per share of each Portfolio multiplied by total number of shares held by the Company in each Portfolio) will be calculated for each calendar day during the month and divided by the total number of calendar days during such month. (For example, on a day when the Company has no assets in the Portfolios, a “0" balance will count for that day when computing the average daily balance for the month.) The AFP Payment contemplated by this Paragraph shall be calculated by Price Services at the end of each calendar month and will be paid to the Company within 30 calendar days thereafter.

3.The Company agrees to review the AFP Payments described in this Schedule A, and calculated each month by Price Services, and notify Price Services within thirty (30) business days after receipt of such AFP Payment, including non-receipt of AFP Payment, if the Company believes there are any discrepancies between its records and the payment. Price Services shall not issue backpayments except in the event the Company provides such discrepancy notification.
4.The Company acknowledges that Price Services may make payments at the direction of the entity submitting trades directly to Price Services (“Trade Facilitator”) for the Company’s accounts invested in the Portfolios. If Trade Facilitator fails to designate the Company as the AFP Fee Payment recipient, Price Services reserves the right to cease payment or to pay the Trade Facilitator, in its sole discretion, and shall not be responsible for non-payment or disputed fees between the Company and the Trade Facilitator.

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